Exhibit 99.1

Contacts:

INVESTORS AND MEDIA:

Renovis, Inc.

John C. Doyle

(650) 266-1407

doyle@renovis.com

RENOVIS ANNOUNCES ACHIEVEMENT OF MILESTONES IN VR1

COLLABORATION WITH PFIZER INC.

South San Francisco, California – June 8, 2007 – Renovis, Inc. (Nasdaq: RNVS), a biopharmaceutical company focused on the discovery and development of drugs for major medical needs in the areas of neurological and inflammatory diseases, today announced the achievement of two milestones in its research collaboration with Pfizer Inc. to discover and develop VR1 antagonists for the potential treatment of pain and other indications.

The milestones include the placement of a second product candidate from the VR1 program into IND-enabling studies as well as completion of certain studies with a previously nominated compound. In addition to triggering aggregate payments of $4.5 million from Pfizer to Renovis, these milestones illustrate the continued productivity of the Company’s joint effort with Pfizer.

“VR1 antagonists have the potential to become breakthrough treatments for chronic pain and several other important indications,” said Corey S. Goodman, Ph.D., President and Chief Executive Officer. “Our goal for the VR1 program with Pfizer has been to discover and develop multiple product candidates to address the needs of patients in these areas. With the recent nomination of a second candidate for IND-enabling studies we believe we are making excellent progress toward this goal.”

“The joint project team has made significant progress since the companies began working together on the VR1 program in the middle of 2005,” said Michael G. Kelly, Ph.D., Senior Vice President of Research and Development. “The program has already identified clinical candidates and we now look to be in the clinic during the first half of next year.”

2007 Financial Guidance

Financial projections involve a high level of uncertainty due, among many factors, to the variability involved in predicting requirements of drug discovery and clinical development activities and the potential for Renovis to enter into new licensing agreements or strategic collaborations. We plan to update financial guidance for 2007, as necessary, when we release results for each quarter or upon the announcement of material corporate events.

Two Corporate Drive      South San Francisco, CA 94080      Tel: 650.266.1400      Fax: 650.266.1460      www.renovis.com

For the year ending December 31, 2007, the Company has updated its previously announced revenue guidance and now anticipates:

•	total contract revenue from existing agreements of $9.0 million to $10.0 million; and

•	total operating expenses of $28.0 million to $32.0 million, excluding non-cash, stock-based compensation to be recognized in accordance with SFAS No. 123(R) and $1.1 million in restructuring expense.

About Renovis

Renovis is a biopharmaceutical company focused on the discovery and development of drugs for major medical needs in the areas of neurological and inflammatory diseases. The Company’s proprietary research programs focus on the purinergic receptors, P2X3 and P2X7, for the potential treatment of pain and inflammatory diseases. In addition, Renovis has worldwide collaboration and license agreements with Pfizer to research, develop and commercialize small molecule vanilloid receptor (VR1) antagonists and an agreement with Genentech, Inc. in the areas of nerve growth and anti-angiogenesis.

For additional information about the company, please visit www.renovis.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve substantial risks and uncertainties. All statements, other than statements of historical facts, included in this press release regarding our strategy, future operations, future financial results, including future revenues and expenses, future financial position, preclinical and clinical development activities, anticipated preclinical and clinical development progress, and the plans and objectives of management are forward-looking statements. We may not actually achieve these plans, intentions or expectations and Renovis cautions investors not to place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. Various important factors that could cause actual results or events to differ materially from the forward-looking statements that we make are described in greater detail in the reports we file with Securities and Exchange Commission, including the “Risk Factors” section of our Quarterly Report on Form 10-Q, which was filed with the Securities and Exchange Commission on May 9, 2007, and our Annual Report on Form 10-K, which was filed on March 15, 2007. Renovis is providing this information as of the date of this press release and does not undertake any obligation to update any forward-looking statements as a result of new information, future events or otherwise.

Two Corporate Drive      South San Francisco, CA 94080      Tel: 650.266.1400      Fax: 650.266.1460      www.renovis.com